Exhibit 99.1

DEL MONTE CORPORATION REPORTS

FISCAL 2014 SECOND QUARTER RESULTS

San Francisco – December 6, 2013 – Del Monte Corporation

Announcement Highlights

For the second quarter fiscal 2014:

•	Entered into an agreement to sell the Consumer Products business for $1.675 billion

•	Pet Products net sales grew 11.1% primarily driven by volume from the recently acquired Natural Balance brand

•	Operating income[1] increased 25.7%

•	Pet Products Adjusted EBITDA[2] increased 14.0%

•	Total net debt was $4,050.2 million as of October 27, 2013

“During the quarter we took the significant step of agreeing to sell our Consumer Products business. We believe separating our two segments will set them up for individual, long-term success and is a good outcome for our stakeholders. Looking ahead to fiscal 2015, we will be solely focused on growing our Pet Products business. We will launch innovation against market gaps, as well as gaps within our portfolio, and continue to cultivate our key brands,” said Dave West, CEO of Del Monte Foods. “I’m excited with the prospects that lie ahead for our Pet Products business as we drive innovation and bring new ideas to the marketplace.”

Background on the Presentation of Results

On October 9, 2013, Del Monte entered into an agreement to sell the Consumer Products business (the “Consumer Business”) to Del Monte Pacific Limited for $1.675 billion, subject to a working capital adjustment. The transaction is expected to close by early calendar year 2014.

[1]	Excludes the results of the Consumer Products business, which are classified as discontinued operations for all periods presented.
[2]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively, and on the same basis as previous periods. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

The results of the Consumer Business have been reported as discontinued operations for all periods presented. In accordance with U.S. generally accepted accounting principles, discontinued operations only include expenses directly attributable to the discontinued operation. Consequently, certain expenses that have historically been allocated to the Consumer Business are not included in discontinued operations.

The current reporting of Adjusted EBITDA under the Company’s 7.625% Notes Indenture and credit agreements continues on the same basis as in previous periods.

Del Monte Foods Results for Three Months Ended October 27, 2013

Pet Products net sales increased 11.1% to $552.0 million compared to $497.0 million in the prior year period. The acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”) primarily drove the year-over-year increase as well as list pricing actions net of trade spend (“net pricing”). Partially offsetting the increase was volume declines for existing products (including pricing elasticity).

Pet Products operating income increased $14.4 million year-over-year, or 20.7%, to $84.1 million in the second quarter fiscal 2014. The increase was primarily driven by net pricing and productivity savings as well as volume driven by Natural Balance. Partially offsetting the increase was higher SG&A expense reflecting Natural Balance’s dedicated sales force in the pet specialty channel and higher marketing costs.

Pet Products Adjusted EBITDA increased from $99.9 million in the second quarter fiscal 2013 to $113.9 million in the second quarter fiscal 2014, or 14.0%. The drivers of Adjusted EBITDA are similar to those of operating income described above.

Operating income (Pet Products and Corporate) increased $14.7 million year-over-year to $71.8 million, an increase of 25.7%. The drivers of the year-over-year increase are similar to those noted above for Pet Products operating income.

Income (loss) from discontinued operations before income taxes (Consumer Business) decreased $212.1 million year-over-year to a loss of $162.2 million. The decrease was primarily due to a non-cash impairment charge of $193.8 million recorded in connection with the classification of the Consumer Business to discontinued operations. In addition, lower volume as well as higher marketing costs also impacted results. Partially offsetting the decline was net pricing.

Total Adjusted EBITDA decreased $18.7 million or 11.6% to $142.0 million. The drivers of Adjusted EBITDA are similar to those noted above for both operating income (Pet Products and Corporate) and income (loss) from discontinued operations before income tax (Consumer Business), except that Adjusted EBITDA is not impacted by the non-cash impairment charge discussed above. In addition, the lapping of prior year favorable impact of cash hedge positions drove a year-over-year decrease in Adjusted EBITDA. The cash impact of hedge positions is included within Corporate Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Del Monte Foods Six Months Ended October 27, 2013

Pet Products net sales for the six months ended October 27, 2013 were $1,033.0 million compared to $955.3 million for the prior year period, an increase of 8.1%. The acquisition of Natural Balance primarily drove the increase as well as net pricing. Partially offsetting the increase was volume declines for existing products (including pricing elasticity).

Pet Products operating income increased $55.4 million year-over-year, or 50.8%, to $164.5 million for the six months ended October 27, 2013. The increase was primarily driven by net pricing. Productivity savings were largely offset by increased ingredient costs.

Pet Products Adjusted EBITDA increased $56.8 million to $228.3 million for the six months ended October 27, 2013, or 33.1%. The drivers of Adjusted EBITDA are similar to those of operating income described above.

Operating income (Pet Products and Corporate) increased $52.8 million or 62.0% to $138.0 million. The increase was primarily driven by net pricing. Productivity savings were largely offset by increased ingredient costs.

Other income of $9.6 million for the six months ended October 27, 2013 decreased $17.6 million from other income of $27.2 million for the six months ended October 28, 2012. The decrease in other income was due to lower gains on commodity hedging contracts, partially offset by lower losses on interest rate swaps.

Income (loss) from discontinued operations before income taxes (Consumer Business) decreased $211.7 million to a loss of $142.7 million. The decrease was primarily due to a non-cash impairment charge of $193.8 million recorded in connection with the classification of the Consumer Business to discontinued operations. In addition, unfavorable volume/mix also impacted results, partially offset by net pricing.

Total Adjusted EBITDA increased 2.6% to $281.5 million compared to $274.3 million in the prior year period. The drivers of Adjusted EBITDA are similar to those noted above for both operating income (Pet Products and Corporate) and income (loss) from discontinued operations before income tax (Consumer Business), except that Adjusted EBITDA is not impacted by the non-cash impairment charge discussed above. In addition, the less favorable year-over-year cash impact of hedge positions drove a decrease in Adjusted EBITDA. The cash impact of hedge positions is included within Corporate Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Select Liquidity Data3

At October 27, 2013, including assets and liabilities of discontinued operations, total debt was $4,065.8 million and cash and cash equivalents were $15.6 million. As of October 27, 2013, there were $156.2 million outstanding borrowings under the Company’s $750.0 million ABL Facility. For the six months ended October 27, 2013, capital expenditures totaled $47.6 million.

Free Cash Flow4 for the six months ended October 27, 2013 was $(270.6) million, compared to $(133.7) million in the prior year period. The decline was primarily due to higher working capital driven by inventories reflecting the impact of lower sales volume in the Consumer Business as well as higher cash taxes. Higher Adjusted EBITDA partially offset the decline.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the second quarter fiscal 2014 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live

[3]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories in the Condensed Consolidated Statements of Cash Flows for all periods presented.
[4]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures, and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance). Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

webcast and slides, go to http://investors.delmonte.com. Under Events, click Q2 F14 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.8 billion in net sales in fiscal 2013 (including sales generated by operations now classified as discontinued operations). With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen®, and other brand names. Food product brands include Del Monte®, Contadina®, College Inn®, S&W®, and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally,

Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies. The Company also cautions investors that Adjusted EBITDA is currently presented on a basis consistent with prior periods but the future presentation of Adjusted EBITDA, subsequent to the closing date of the sale of the Consumer Business, may differ from the current presentation.

	Three Months Ended October 27, 2013				Three Months Ended October 28, 2012
	Pet	Consumer			Pet	Consumer
(in millions)	Products	Products	Corporate	Total	Products	Products	Corporate	Total
Reconciliation:
Operating income	$84.1	$—	$(12.3)	$71.8	$69.7	$—	$(12.6)	$57.1
Discontinued operations before income taxes	—	(162.2)	—	(162.2)	—	49.9	—	49.9
Add back: Interest expense in discontinued operations	—	0.3	—	0.3	—	0.2	—	0.2
Reclassifications to conform to historical presentation	10.6	(8.2)	(2.4)	—	12.5	(7.8)	(4.7)	—
Other income (expense)	—	—	1.2	1.2	—	—	2.9	2.9
Adjustments to arrive at EBITDA:
Depreciation and amortization expense (1)	20.3	12.7	6.0	39.0	17.1	13.3	8.8	39.2
Amortization of debt issuance costs and debt discount (2)	—	—	(6.0)	(6.0)	—	—	(5.8)	(5.8)

EBITDA	$115.0	$(157.4)	$(13.5)	$(55.9)	$99.3	$55.6	$(11.4)	$143.5
Non-cash charges	—	—	0.5	0.5	—	—	1.4	1.4
Derivative transactions (3)	—	—	(0.7)	(0.7)	—	—	5.5	5.5
Non-cash stock based compensation	—	—	3.5	3.5	—	—	2.3	2.3
Non-recurring (gains) losses (4)	(2.0)	193.6	(2.0)	189.6	—	0.2	2.1	2.3
Merger-related items	0.4	—	0.7	1.1	—	—	—	—
Business optimization charges	1.1	—	1.7	2.8	0.6	0.3	2.7	3.6
Other	(0.6)	—	1.7	1.1	—	—	2.1	2.1

Adjusted EBITDA	$113.9	$36.2	$(8.1)	$142.0	$99.9	$56.1	$4.7	$160.7

(1)	Includes $0.1 million and $3.0 million of accelerated depreciation in the three months ended October 27, 2013 and October 28, 2012, respectively, related to the closure of our Kingsburg, California facility.
(2)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(3)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(4)	Includes a non-cash impairment loss of approximately $193.8 million for the three months ended October 27, 2013 related to the Consumer Business which is reported as discontinued operations.

	Six Months Ended October 27, 2013				Six Months Ended October 28, 2012
	Pet	Consumer			Pet	Consumer
(in millions)	Products	Products	Corporate	Total	Products	Products	Corporate	Total
Reconciliation:
Operating income	$164.5	$—	$(26.5)	$138.0	$109.1	$—	$(23.9)	$85.2
Discontinued operations before income taxes	—	(142.7)	—	(142.7)	—	69.0	—	69.0
Add back: Interest expense in discontinued operations	—	0.4	—	0.4	—	0.3	—	0.3
Reclassifications to conform to historical presentation	21.5	(17.6)	(3.9)	—	24.6	(13.2)	(11.4)	—
Other income (expense)	—	—	9.6	9.6	—	—	27.2	27.2
Adjustments to arrive at EBITDA:
Depreciation and amortization expense (1)	38.3	25.1	11.1	74.5	34.4	26.2	19.7	80.3
Amortization of debt issuance costs and debt discount (2)	—	—	(11.1)	(11.1)	—	—	(11.9)	(11.9)

EBITDA	$224.3	$(134.8)	$(20.8)	$68.7	$168.1	$82.3	$(0.3)	$250.1
Non-cash charges	—	—	1.1	1.1	—	—	1.6	1.6
Derivative transactions (3)	—	—	(2.9)	(2.9)	—	—	(2.1)	(2.1)
Non-cash stock based compensation	—	—	6.5	6.5	—	—	4.8	4.8
Non-recurring (gains) losses (4)	(2.0)	193.9	(1.8)	190.1	—	1.4	3.3	4.7
Merger-related items	3.6	—	5.1	8.7	—	—	—	—
Business optimization charges	3.0	0.4	1.7	5.1	3.4	3.0	4.1	10.5
Other	(0.6)	—	4.8	4.2	—	—	4.7	4.7

Adjusted EBITDA	$228.3	$59.5	$(6.3)	$281.5	$171.5	$86.7	$16.1	$274.3

Adjustments to arrive at free cash flow:
Cash interest				$(107.4)				$(109.9)
Cash taxes (net of refunds)				(36.5)				(1.3)
Changes in working capital and other				(360.6)				(254.6)
Capital expenditures				(47.6)				(42.2)

Free cash flow (5)				$(270.6)				$(133.7)

(1)	Includes $0.2 million and $7.8 million of accelerated depreciation in the six months ended October 27, 2013 and October 28, 2012, respectively, related to the closure of our Kingsburg, California facility.
(2)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(3)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(4)	Includes non-cash impairment loss of approximately $193.8 million for the six months ended October 27, 2013 related to the Consumer Business which is reported as discontinued operations.
(5)	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance).

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements related to fiscal 2014.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: any significant impediments to the successful and timely closing of the pending sale of our Consumer Business; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; impairments in the book value of goodwill or other intangible assets; risks associated with foreign operations; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	October 27, 2013	October 28, 2012	October 27, 2013	October 28, 2012
Net sales	$552.0	$497.0	$1,033.0	$955.3
Cost of products sold	355.7	328.5	657.8	639.7

Gross profit	196.3	168.5	375.2	315.6
Selling, general and administrative expense	124.5	111.4	237.2	230.4

Operating income	71.8	57.1	138.0	85.2
Interest expense	58.8	61.1	118.4	126.2
Other income, net	(1.2)	(2.9)	(9.6)	(27.2)

Income (loss) from continuing operations before income taxes	14.2	(1.1)	29.2	(13.8)
Provision (benefit) for income taxes	8.0	(0.2)	16.4	(6.8)

Income (loss) from continuing operations	6.2	(0.9)	12.8	(7.0)
Income (loss) from discontinued operations before income taxes	(162.2)	49.9	(142.7)	69.0
Provision (benefit) for income taxes	(63.3)	19.4	(57.1)	26.1

Income (loss) from discontinued operations	(98.9)	30.5	(85.6)	42.9

Net income (loss)	$(92.7)	$29.6	$(72.8)	$35.9

DEL MONTE CORPORATION AND SUBSIDIARIES

Net Sales

(in millions)

	Three Months Ended		Six Months Ended
	October 27, 2013	October 28, 2012	October 27, 2013	October 28, 2012
Net Sales:
Pet Products	$552.0	$497.0	$1,033.0	$955.3

Total	$552.0	$497.0	$1,033.0	$955.3

Operating Income by Segment

(in millions)

	Three Months Ended		Six Months Ended
	October 27, 2013	October 28, 2012	October 27, 2013	October 28, 2012
Operating Income (Loss):
Pet Products	$84.1	$69.7	$164.5	$109.1
Corporate (1)	(12.3)	(12.6)	(26.5)	(23.9)

Total	$71.8	$57.1	$138.0	$85.2

(1)	Corporate represents expenses not directly attributable the reportable segment.

Other Income, net

(in millions)

	Three Months Ended		Six Months Ended
	October 27, 2013 (2)	October 28, 2012 (2)	October 27, 2013 (2)	October 28, 2012 (2)

Other Income, net	$(1.2)	$(2.9)	$(9.6)	$(27.2)

(2)	Represents primarily gains on commodity hedging contracts, partially offset by losses on interest rate swaps.

Discontinued Operations

(in millions)

	Three Months Ended		Six Months Ended
	October 27, 2013	October 28, 2012	October 27, 2013	October 28, 2012
Discontinued Operations:
Income (loss) from discontinued operations before income taxes	$(162.2)	$49.9	$(142.7)	$69.0
Provision (benefit) for income taxes	(63.3)	19.4	(57.1)	26.1

Income (loss) from discontinued operations	$(98.9)	$30.5	$(85.6)	$42.9

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	October 27, 2013	April 28, 2013
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$13.4	$581.4
Trade accounts receivable, net of allowance	126.4	96.9
Inventories, net	209.5	168.8
Prepaid expenses and other current assets	89.5	70.6
Discontinued operations-assets	2,310.3	2,085.2

Total current assets	2,749.1	3,002.9
Property, plant and equipment, net	368.2	357.2
Goodwill	2,113.0	1,976.1
Intangible assets, net	2,178.9	1,919.8
Other assets, net	111.0	107.1

Total assets	$7,520.2	$7,363.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$322.8	$329.5
Short-term borrowings	156.2	—
Current portion of long-term debt	13.2	74.5
Discontinued operations-liabilities	467.5	346.4

Total current liabilities	959.7	750.4
Long-term debt, net of discount	3,890.0	3,902.7
Deferred tax liabilities	1,005.1	965.6
Other non-current liabilities	139.3	150.5

Total liabilities	5,994.1	5,769.2

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,594.3	1,590.0
Accumulated other comprehensive loss	(15.8)	(16.4)
Retained earnings (accumulated deficit)	(52.4)	20.3

Total stockholder’s equity	1,526.1	1,593.9

Total liabilities and stockholder’s equity	$7,520.2	$7,363.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows1 (unaudited)

(in millions)

	Six Months Ended
	October 27, 2013	October 28, 2012
Operating activities:
Net income (loss)	$(72.8)	$35.9
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	74.5	80.3
Deferred taxes	(61.1)	13.8
Write off of debt issuance cost	1.7	2.9
Loss on asset disposals	1.1	1.6
Stock compensation expense	6.5	4.8
Unrealized gain on derivative financial instruments	(22.6)	(38.0)
Impairment on assets held for sale	193.8	—
Other items, net	(0.6)	—
Changes in operating assets and liabilities	(383.6)	(202.8)

Net cash used in operating activities	(263.1)	(101.5)

Investing activities:
Capital expenditures	(47.6)	(42.2)
Net proceeds from asset disposals	0.1	—
Cash used in business acquisition, net of cash acquired	(335.0)	—
Payment for asset acquisition	—	(12.0)
Purchase of equity method investment	(14.6)	—

Net cash used in investing activities	(397.1)	(54.2)

Financing activities:
Proceeds from short-term borrowings	225.3	4.6
Payments on short-term borrowings	(70.1)	(3.3)
Principal payments on long-term debt	(74.5)	(91.1)
Issuance of common stock	0.1	—

Net cash provided by (used in) financing activities	80.8	(89.8)

Effect of exchange rate changes on cash and cash equivalents	0.8	(1.0)
Net change in cash and cash equivalents	(578.6)	(246.5)
Cash and cash equivalents at beginning of period	594.2	402.8

Cash and cash equivalents at end of period	$15.6	$156.3

(1)	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories.

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CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach	Investor Relations
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com